The symbol "***" is used throughout this exhibit to indicate that a portion of the exhibit has been omitted and filed separately with the commission.

                                                                    Exhibit 10.2

                                               CONFIDENTIAL TREATMENT REQUESTED


                                LICENSE AGREEMENT


        This License Agreement (this "Agreement"), dated as of August 01, 2000 (the "Effective Date") is entered into at San Diego, California by and between AVANIR PHARMACEUTICALS, a California corporation, having an office at 9393 Towne Centre Drive, Suite 200, San Diego, California, 92121 ("Licensee"), and IRISYS RESEARCH & DEVELOPMENT, LLC, a California limited liability company, having offices at 6190 Cornerstone Court East, Suite 106, San Diego, California 92121 ("IriSys"). IriSys and Licensee are also referred to individually as "party" and collectively as "parties."


                                    RECITALS

        WHEREAS, IriSys is the exclusive licensee of certain patents and a patent application as set forth under an Exclusive Patent License Agreement between IriSys and the Center For Neurologic Study ("CNS"), dated as of April 2, 1997, and

        WHEREAS, IriSys has developed certain additional technology and know-how related to the CNS patents, patent application(s) and the medical use of dextromethorphan or a combination of dextromethorphan with quinidine or other enzyme inhibitors, and

        WHEREAS, the Exclusive Patent License Agreement between IriSys and CNS has been amended prior to the Effective Date (the "Amendment"), and

        WHEREAS, Licensee wishes to acquire the exclusive rights to such patents, patent application, additional technology and know-how held by IriSys through an exclusive, worldwide sublicense of such patents and patent application(s) and a license of such additional technology and know-how from IriSys, and

        WHEREAS, IriSys is willing to grant Licensee an exclusive, worldwide sublicense of such patents and patent application and a license of such additional technology and know-how on the terms and conditions set forth in this Agreement; and

        NOW THEREFORE, in consideration of the mutual covenants contained below, the parties agree as follows:

                            ARTICLE I - DEFINITIONS

        1.1. "AFFILIATE(S)" of any specified Person means any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person. For purposes of this definition, "control of a Person" means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                                               CONFIDENTIAL TREATMENT REQUESTED

        1.2. "LICENSEE IMPROVEMENTS" means all discoveries and/or inventions (whether patented or not) made by Licensee during the term of this Agreement that constitute a modification of Process and/or Product and that would, if practiced, constitute an infringement of one or more of the Patents.

        1.3. "CONFIDENTIAL INFORMATION" means the terms and conditions of this Agreement, and all Know-How and other proprietary information which is neither made freely available nor published nor otherwise made available to the public through sources entitled to disclose the same, relating to the manufacture, use and sale of Products or the preparation and sale of a compound that contains Products or the practice of the Process.

        1.4. "FORCE MAJEURE" as used in this Agreement, means war or insurrection, fire, flood, strike, labor trouble, work stoppage, embargo, accident, riot, act of governmental authority, act of God, or contingency beyond the reasonable control of the parties which prevent performance of obligations under this Agreement.

        1.5. "GROSS ROYALTY INCOME" means, for the purpose of computing Licensee's sublicensing royalties under Section 3.2(c) of this Agreement, all royalty income actually received by Licensee from sublicensees of the Licensed IP Rights.

        1.6. "LICENSED IP RIGHTS" means Patents, Know-How and IriSys Improvements sublicensed and licensed under this Agreement.

        1.7. "IRISYS IMPROVEMENTS" means any modification or Process, Product or both that is made by or on behalf of IriSys during the term of this Agreement, provided such modification, if unlicensed, would infringe one or more claims of the Patents. IriSys Improvements does not mean or include developments in respect of components, materials, or processes useful in practicing the inventions of Patents, but which do not themselves infringe the licensed claims of Patents.

        1.8. "KNOW-HOW" means, as of the Effective Date, all business and technical information of IriSys relating to the Products or the Process or both that exists as of the Effective Date and that IriSys is free to disclose.

        1.9. "NET SALES" means the sales revenues, receipts and monies directly or indirectly received by Licensee from sales of Products in the Territory to Third Parties based on the Net Selling Price.

        1.10. "NET SELLING PRICE" means, for purposes of computing royalties under Sections 3.2(a) and (b) of this Agreement, Licensee's invoice price for Products, f.o.b. factory, on an arm's-length trade basis, after deduction of regular and negotiated trade, Medicaid, governmental, cash, and quantity discounts, rebates or allowances, transportation costs and costs associated with returns but before deduction of any other items, including, but not limited to, agents' commissions.

                                               CONFIDENTIAL TREATMENT REQUESTED


        1.11. "PATENTS" all patents issued as of the Effective Date, all patent applications pending as of the Effective Date and all patents issuing in the future on the patent application pending as of the Effective Date, as well as patents issuing from later filed continuations, substitutions or divisionals thereof, and any reissuances thereof or any other applications or patents to be issued, that IriSys either owns, or as a licensee, has the right to sublicense and that cover the Process, Products or both. Such patent rights are limited to patent applications and patents in the Territory. The patents and patent application sublicensed under this agreement include the following patents and patent application of CNS:

               (a)     ***

               (b)     ***

               (c)     ***

               (d)     ***

               (e)     ***

               (f)     ***

               (g)     ***

        1.12. "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        1.13. "PROCESS" means the methods, specifications, materials, assays, quality tests and other materials or information useful in preparation of the Products.

        1.14. "PRODUCTS" means any pharmaceutical dosage, regardless of form, strength or indication, comprising dextromethorphan and an oxidase inhibitor and which, but for the licenses granted pursuant to this Agreement, would infringe the Licensed IP Rights.

        1.15. "TERRITORY" means worldwide, including all countries, territories and possessions.

        1.16. "THIRD PARTY" means a Person who is not IriSys, Licensee or an Affiliate of IriSys or Licensee.

        1.17. USAGE OF CERTAIN TERMS. Words and phrases used in this Agreement, which are not otherwise defined, will be interpreted in accordance with the common usage for such term in the United States of America. Technical terms unless otherwise defined will be interpreted consistent with their common usage in the pharmaceutical or medical fields. Words in the singular include the plural and vice versa, unless expressly or implicitly limited. Any references in this Agreement to years, quarters, months, weeks or days refer to calendar years, quarters, months, weeks or days, unless otherwise specified.

                                               CONFIDENTIAL TREATMENT REQUESTED

                              ARTICLE II - GRANTS

        2.1. GRANT. IriSys grants Licensee an exclusive, royalty-bearing sublicense under the Patents and license under the Know-How and IriSys Improvements to offer, make, have made, use, lease, export, import, sell and resell Products, use the Process or both in the Territory. Licensee will have the right to sublicense or assign the sublicenses and licenses granted under this Section 2.1 (a) in its sole discretion and without IriSys' approval with respect to any non-U.S. country of the Territory and (b) with IriSys approval, in IriSys' sole discretion, with respect to the United States.

        2.2. RELEASE. Without any admission by either party, IriSys hereby releases Licensee and all purchasers and users of Products acquired, directly or indirectly, from Licensee from all claims, demands, and rights of action that IriSys may have on account of any infringement or alleged infringement of any claim of the Licensed IP Rights prior to the Effective Date.

        2.3. EFFORTS. During the term of this Agreement, Licensee will use commercially reasonable efforts to expeditiously develop and commercialize the Products. Attached to this Agreement as Schedule 2.3 is a development timetable to develop and commercialize the Products including the submission of appropriate NDAs which are tied to certain milestone payments. Licensee will use all commercially reasonable efforts to adhere to the development timetable and will provide IriSys with a written progress report describing its efforts to adhere to the development timetable and the status of such efforts on a quarterly basis.

        2.4. COPYRIGHT OR TRADEMARK. No license under any copyright or trademark of IriSys is granted under this Agreement.

                          ARTICLE III - CONSIDERATION

        3.1. MILESTONE PAYMENTS. Licensee will pay to IriSys the following milestone payments upon the accepted filing and approval of the NDA for each application set forth below. Licensee, at its option, may make the first payment due on completion of the first to occur of the following milestones in common stock of Licensee, amounting to the number of shares calculated by dividing the cash milestone amount by the average of the closing price of Licensee stock on the ten trading days immediately preceding the occurrence of the milestone event. All shares transferred to IriSys for payment of any milestone will be free of all transfer fees and other costs.

                                               CONFIDENTIAL TREATMENT REQUESTED


                    MILESTONE                        PAYMENT DUE
                    ---------                        -----------
EMOTIONAL LABILITY
Accepted filing of NDA                                   $***
Approval of NDA                                          $***

NEUROPATHIC PAIN
Accepted filing of NDA                                   $***
Approval of NDA                                          $***

IF LICENSEE CHOOSES TO DEVELOP THE PRODUCT
FOR THE FOLLOWING INDICATIONS

CHRONIC COUGH
Accepted filing of NDA                                   $***
Approval of NDA                                          $***

DERMATITIS
Accepted filing of NDA                                   $***
Approval of NDA                                          $***

WEANING FROM NARCOTICS
Accepted filing of NDA                                   $***
Approval of NDA                                          $***


        3.2. ROYALTIES. Subject to the limitations of Sections 3.2(a), 3.2(b) and Section 16.1, throughout the term of this Agreement, Licensee will pay IriSys a running royalty with respect to Net Sales Products sold in any country where Licensee sells Products itself, through its Affiliates, or through distributors. All royalties will be payable to IriSys on a quarterly basis within 45 days after March 31, June 30, September 30 and December 31 during the term of this Agreement. The royalties payable by Licensee to IriSys for any particular quarter will be determined in accordance with the following provisions.

               (a)    PATENT ROYALTIES.

                      (i)    EMOTIONAL LABILITY INDICATION.

                      With respect to any Products sold to Third Parties in each country of the Territory that would, but for the license granted under this Agreement infringe a valid, issued and unexpired claim of a Patent covering the emotional lability indication, the Licensee will pay the Patent Royalties set forth below in Section 3.2(b) from the date the first Product is sold in such country until the date of expiration or judicially declared invalidity of the last Patent claim covering such indication in such country.

                                               CONFIDENTIAL TREATMENT REQUESTED

                      (ii)   CHRONIC PAIN INDICATION.

                      With respect to any Products sold to Third Parties in each country of the Territory that would, but for the license granted under this Agreement infringe a valid, issued and unexpired claim of a Patent covering the chronic pain indication, the Licensee will pay the Patent Royalties set forth below in Section 3.2(b) from the date the first Product is sold in such country until the date of expiration or judicially declared invalidity of the last Patent claim covering such indication in such country

                      (iii)  CHRONIC COUGH INDICATION.

                      The parties acknowledge and agree that as of the date of this Agreement, Licensee does not have a development plan for the chronic cough indication. If the Licensee chooses to develop a product based on the Licensed IP Rights, then with respect to any Products sold to Third Parties in each country of the Territory that would, but for the license granted under this Agreement infringe a valid, issued and unexpired claim of a Patent covering the chronic cough indication, the Licensee will pay the Patent Royalties set forth below in Section 3.2(b) from the date the first Product is sold in such country until the date of expiration or judicially declared invalidity of the last Patent claim covering such indication in such country.

                      (iv)   DERMATITIS INDICATION.

                      The parties acknowledge and agree that as of the date of this Agreement, Licensee does not have a development plan for the dermatitis indication. If the Licensee chooses to develop a product based on the Licensed IP Rights, then with respect to any Products sold to Third Parties in each country of the Territory that would, but for the license granted under this Agreement infringe a valid, issued and unexpired claim of a Patent covering the chronic cough indication, the Licensee will pay the Patent Royalties set forth below in Section 3.2(b) from the date the first Product is sold in such country until the date of expiration or judicially declared invalidity of the last Patent claim covering such indication in such country.

                      (v) PRODUCTS FOR WEANING PATIENTS FROM NARCOTICS AND ANTI-DEPRESSANTS.

                      The parties acknowledge and agree that as of the date of this Agreement, Licensee does not have a development plan for the narcotics and antidepressant weaning indication. If the Licensee chooses to develop a product based on the Licensed IP Rights, then with respect to any Products sold to Third Parties in each country of the Territory that would, but for the license granted under this Agreement infringe a valid, issued and unexpired claim of a Patent covering the chronic cough indication, the Licensee will pay the Patent Royalties set forth below in Section 3.2(b) from the date the first Product is sold in such country until the date of expiration or judicially declared invalidity of the last Patent claim covering such indication in such country.

                                               CONFIDENTIAL TREATMENT REQUESTED


                      (vi)   GENERIC COMPETITION.

                      Notwithstanding the other provisions of Section 3.2, wherever and whenever there is a governmentally approved generic product or products with the same active ingredient(s) which competes with the Product, but which does not infringe any Patent licensed under this Agreement, Licensee will not be obligated during any such time, in any such country, to pay the Patent Royalties with respect to Net Sales of the Product or Products suffering such generic competition if the market share of the non-infringing generic competition exceeds ***% as measured by an appropriate third-party market assessment service, for example IMS data. Market share will be determined on dollar sales (i.e. the combined retail, wholesale, hospital, government, and HMO distribution channels) as reported in third-party market assessments. Further, market share will be determined on a rolling quarterly basis and each quarter will be calculated separately after the month closes and third-party data become available. Royalty payments will be suspended for each subsequent month that the generic market share, determined from the previous rolling quarter, exceeds ***%. Royalty payments will be reinstated, but not retroactive, for each subsequent month that the generic market share, determined by the previous rolling quarter, falls to ***% or below.

                      For clarification, the determination of generic competition and generic market share shall be determined on an individual Product basis if possible and a combined Product basis in all other circumstances. Since the parties can not predict at this time if the formulations and dosage strengths for each Product for each indication will be different, generic competition from one Product and indication that adversely affects any other Product for a separate indication will be considered generic competition to both Products. In such cases, the two (or more) Products and indications will be combined for the purposes of calculating market share. If the combined Products and indications market share falls below ***% then the obligation of the Licensee to pay royalties shall be suspended for all affected Products until the combined market share exceeds ***% as outlined in the preceding paragraph.

               (b) ROYALTIES RATES. The Patent Royalty rates will be as set forth below:


            ANNUAL NET SALES                  PATENT ROYALTY RATE
            ----------------                  -------------------
Up to $150,000,000                                    ***%
$150,000,001 - $300,000,000                           ***%
$300,000,001 and above                                ***%


               (c) LICENSEE'S SUBLICENSING ROYALTIES. In consideration for the right to sublicense the Licensed IP Rights licensed and sublicensed to Licensee under Section 2.1, Licensee will pay to IriSys a sum equal to ***% of its Gross Royalty Income after such royalties have been actually received therefor from each sublicensee by Licensee. Royalties due under this Section will be payable upon a quarterly basis as set forth in this Section 3.2.

                                               CONFIDENTIAL TREATMENT REQUESTED

        3.3. MINIMUM SALES THRESHOLD.

               (a) SALES THRESHOLD. In each calendar year of the Agreement beginning in the second year after the first marketing of a Product for a particular indication, Licensee will be required to reach a yearly minimum sales level for each indication for which a Product is marketed in the United States as set forth below:

                                 MINIMUM SALES
                                 DURING PATENT
         INDICATION                 PERIOD
         ----------              -------------
Emotional Lability                    $***
Neuropathic Pain                      $***

If Licensee Chooses To
Develop and Market

Chronic Cough                         $***
Dermatitis                            $***
Weaning From Narcotics                $***


        Licensee will be required to reach ***% of the yearly minimum sales level beginning in the second year after first marketing of a Product for a particular indication. Licensee will be required to reach ***% of the yearly minimum sales level beginning in the third year after first marketing of a Product for a particular indication and for each year thereafter until termination of the agreement. The minimum sales levels for each indication for which a product is marketed are described in the table above.

        Any excess sales for an indication or indications will be applied to any deficit sales for any other indication or indications in any same year.

               (b) EFFECT OF FAILURE TO MEET THRESHOLD SALES. If Licensee fails to achieve the sales threshold set forth in Section 3.3(a) in any single year, IriSys will not be entitled to terminate the licenses granted under this Agreement pursuant to Article XVI. IriSys' exclusive remedy for Licensee's failure to achieve the sales threshold set forth in Section 3.3(a) in any single year will be that the licenses granted under this Agreement will become non-exclusive 90 days after the date of a notice by IriSys to Licensee invoking such remedy under this Section. Actual sales will be measured against the Threshold Sales levels only after the close of a complete calendar year and sales data from the last month of the year is determined. The default period will only commence after the close of the calendar year and sales are reported to IriSys in the normal course of business following the last month of the calendar year and after IriSys notifies Avanir that a default exists. Avanir will have the option of curing the failure to meet Threshold Sales by paying the additional monies necessary that would equal the minimum royalty amount due for any and all Products and indications at any time prior to expiration of the 90 day cure period. Minimum royalty payments would be calculated as the applicable royalty rate set forth in Section 3.2(b) times the sales threshold set forth in
Section 3.3(a).

                                               CONFIDENTIAL TREATMENT REQUESTED

        3.4. PAYMENT TERMS. To the extent possible under applicable law, royalties and other payments due under this Agreement will be paid in United States Dollars ($US). Subject to Section 12.2, as to sales occurring in a currency other than $US, the amount due will first be calculated in the currency in which sale occurred and then converted to $US at the closing selling rate for $US, as quoted in the Wall Street Journal for the last business day of the fiscal period for which royalty payments are due. Licensee will pay all amounts owed to IriSys by wire transfer unless otherwise agreed upon in writing between the parties.

        3.5. INTEREST. Licensee will pay IriSys interest at the rate of 10% per annum on any payment which is 30 days or more past due. This provision will survive the termination of this Agreement.

        3.6. ACCRUAL OF ROYALTIES. For the purpose of determining the dates when earned royalties accrue pursuant to this Agreement, Products will be considered to be sold upon the earliest to occur of (a) delivery by Licensee of a billing statement to a Third Party; (b) delivery of the Product by Licensee or (c) Licensee's receipt of payment for the Product. No royalties will be due to IriSys for any Products (i) that are sold or delivered by Licensee as replacements for defective Products, (ii) that are returned by purchasers for credit, (iii) as to which full credit is granted customers due to defect in the Products or (iv) that are lost or damaged in transit for which Licensee is not reimbursed. If Licensee has paid IriSys royalties on the sale of any Product during a calendar quarter and such Product is replaced, returned or given credit, lost or damaged as provided in clauses (i)-(iv) in above, Licensee will be entitled to a credit for such royalties paid against future royalties due for the quarter in which such Product is replaced, returned or given credit, lost or damaged.

                        ARTICLE IV - RECORDS AND REPORTS

        4.1. RECORDS. Licensee will keep accurate and sufficient records in accordance with generally accepted accounting principles to determine amounts owed to IriSys under this Agreement. Licensee will deliver a written royalty report detailing the basis for Licensee's royalty computations, along with the royalty payment then due, no later than 45 days following the end of each calendar quarter. If no royalty is due for such quarter, the royalty report will so state.

        4.2. RETENTION AND INSPECTION. Licensee will maintain records necessary for the computation of royalties payable by Licensee under this Agreement for five years following each quarter in which a royalty report is due, including the period for the last royalty report due upon termination of this Agreement. Upon reasonable notice to Licensee, such records will be available for inspection by an independent accounting firm selected by IriSys, and reasonably acceptable to Licensee, during Licensee's regular business hours. Such records will only be used by the independent accounting firm to determine the accuracy of the royalties paid and reports submitted under this Agreement. IriSys will bear the expenses of the audit; provided that Licensee will reimburse IriSys for such expenses in the event the audit determines that Licensee has underpaid royalties to IriSys by 4% or more. Licensee will cooperate in good faith with any audit pursuant to this provision.

                                               CONFIDENTIAL TREATMENT REQUESTED

                          ARTICLE V - CONFIDENTIALITY

        5.1. NON-DISCLOSURE AND USE. During the term of this Agreement and for a period of five years after termination of this Agreement, each party will maintain Confidential Information in confidence using the same degree of care as such party takes to safeguard its own proprietary information of the same general nature, but in no event less than a reasonable degree of care. Each party will use any Confidential Information obtained directly or indirectly from the other party in the course of communications and contacts related to this Agreement solely for purposes licensed under this Agreement.

        5.2. PERMITTED DISCLOSURE. Each party may disclose Confidential Information as reasonably necessary in order to comply with (a) the federal securities laws and the rules and regulations of any applicable stock exchange governing body and (b) the requirements of government regulatory agencies in order to market or continue to market Products. Each party may, upon prior written consent of the other party, which will not be unreasonably withheld, disclose Confidential Information pertaining to the Products or Processes, or both, to Third Parties in the regular course of business, including any sublicensee, provided such other Persons agree in writing to abide by obligations of confidentiality no less stringent than those contained in this Agreement.

        5.3. EXCEPTIONS. The obligations of confidentiality will not apply to any information which:

               (a) was known prior to the receipt of such information, as evidenced by written records or other reliable evidence, and such information was not directly or indirectly derived from the other party or its Affiliates.

               (b) is or becomes known to the general public through no fault of Licensee;

               (c) is received without restriction on its disclosure or in good faith from a Third Party purporting to have the right to transmit the same;

               (d) is independently developed by employees who have had no access to Confidential Information; and/or

               (e) is required to be disclosed to government authorities or courts as a result of operation of law, regulation, or court order, provided however, immediate written notice of any such request by governmental authorities or courts must be provided to the disclosing party, all reasonable steps must be taken by Licensee to restrict further disclosure of the affected information by such authorities or court and information so disclosed will not be otherwise removed from these confidentiality obligations.

                                               CONFIDENTIAL TREATMENT REQUESTED

                      ARTICLE VI - IRISYS REPRESENTATIONS,
                        WARRANTIES AND INDEMNIFICATIONS

        6.1. AUTHORITY. IriSys represents and warrants that it owns or has the necessary authority to grant the licenses specified in Article II, including without limitation, the sublicense to the Patents. IriSys has obtained any and all third party consents or governmental approvals required to grant the licenses and sublicenses under this Agreement.

        6.2. EXCLUSIVE PATENT LICENSE AGREEMENT. IriSys represents and warrants that the Exclusive Patent License Agreement between IriSys and CNS, as amended, is in full force and effect, and IriSys represents and warrants that there has been no breach, event of default or waiver of a material right by either party under such agreement, as amended, except as set forth in the Amendment.

        6.3. DISCLAIMER. IRISYS MAKES NO REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR IS THERE ANY OTHER EXPRESSED OR IMPLIED WARRANTIES EXCEPT THOSE EXPRESSLY STATED IN THIS ARTICLE. LICENSEE'S REMEDIES WITH RESPECT TO IRISYS' REPRESENTATIONS AND WARRANTIES ARE LIMITED TO THOSE EXPRESSLY STATED IN THIS AGREEMENT. LICENSEE IS SOLELY RESPONSIBLE FOR ITS ACTIVITIES CARRIED OUT UNDER THE LICENSES GRANTED PURSUANT TO THIS AGREEMENT.

                     ARTICLE VII - LICENSEE REPRESENTATIONS,
                        WARRANTIES AND INDEMNIFICATIONS

        7.1. AUTHORITY. Licensee warrants to IriSys that Licensee has the authority to enter into this Agreement.

        7.2. ROYALTY REPORTS. The royalty reports and payments provided by Licensee to IriSys under Section 4.1 will be provided in a timely manner and will be accurate in all material respects.

        7.3. DAMAGES LIMITS. Licensee represents, warrants and covenants that Licensee will not claim against IriSys or any IriSys employee, agent, director or Affiliate any of the claims for damages referenced in Section 6.4 and will obligate any Licensee Affiliate, sublicensee, agent, employee, contractor or insurer not to bring such damage claims against IriSys.

                 ARTICLE VIII - PATENT STATUS AND IMPROVEMENTS

        8.1. PROSECUTION AND MAINTENANCE. Licensee will prosecute and maintain any Patents covered by this Agreement, and will do so on IriSys' or CNS' behalf and bear all necessary costs therefor. If Licensee elects not to continue to fund prosecution of any patent application or to maintain any Patent required to be prosecuted or maintained by IriSys, Licensee will promptly notify IriSys in writing and IriSys may continue patent prosecution or maintain any such Patent at IriSys' cost. IriSys agrees to cooperate and obtain the cooperation of CNS in any manner reasonably necessary to facilitate the maintenance and prosecution of any Patent by Licensee under this Section 8.1.

                                               CONFIDENTIAL TREATMENT REQUESTED

        8.2. IRISYS IMPROVEMENTS. IriSys will continue to own any IriSys Improvements, provided that such IriSys Improvements will be included within the scope of the license granted under Section 2.1. If any IriSys Improvement is determined to be patentable, the parties will consult with each other as to whether and where to apply for Patents on such IriSys Improvements, but any such costs and expenses will be paid by Licensee. If Licensee determines not to pay for the costs of a patent application on any IriSys Improvement, IriSys will have the right, but not the obligation, to apply for Patents on any such IriSys Improvement.

        8.3. LICENSEE IMPROVEMENTS. Licensee will own and have sole rights with respect to any Licensee Improvements. Licensee will have the sole right to apply for Patents on Licensee Improvements at Licensee's cost and expense.

                           ARTICLE IX - INFRINGEMENT

        9.1. NOTICE. Each party will notify the other party in writing of any conflicting uses of or any applications or registrations for, the technology covered by the grants made in Article II, or of any acts of infringement or acts of unfair competition involving the Licensed IP Rights, promptly after such party has knowledge thereof or such matters are brought to such party's attention. Any notice of infringement or unfair competition will provide full details, including the name of the infringer and all information the notifying party possesses to substantiate the alleged infringement or unfair competition. The parties will meet to discuss the appropriate course of action, and may collaborate in pursuing such course of action.

        9.2. INFRINGEMENTS BY THIRD PARTIES. If the parties do not otherwise agree on a course of action, Licensee will have the right to pursue and control the prosecution, prevention or termination of any infringement of the Patents or exercise of the other Licensed IP Rights during the term of this Agreement. Licensee may request IriSys in writing to take reasonable steps to assist Licensee to license such Third Party under the infringed claim(s) of the Patents or exercise of the other Licensed IP Rights. If such infringer refuses a license or a license is not appropriate, Licensee may file an appropriate action for infringement of the infringed claim(s) in its own name, or in IriSys' name if necessary. If Licensee determines that it is necessary or desirable for IriSys to join any such suit or action, IriSys will do so at Licensee's expense. In any event, if an action for infringement of any claim(s) in the Patents or exercise of the other Licensed IP Rights is filed, Licensee will have the right to control such litigation and any sums recovered by Licensee will be owned by Licensee and treated as Net Sales in the year actually received. If Licensee chooses not to pursue the prosecution or termination of any infringement, Licensee will promptly notify IriSys to that effect in writing and IriSys will have the option to pursue the same at its own expense and all sums recovered by IriSys will be owned by IriSys.

        9.3. LIMITATIONS ON IRISYS' SECTION 9.2 COSTS. It is agreed that IriSys' total financial responsibility for pursuing any infringement action described in
Section 9.2 will be limited to a total composite sum not exceeding ***% of the total payments actually paid to IriSys by Licensee under this Agreement. The above limitation on IriSys' financial responsibility will not apply to (a) any payments owed by Licensee under this Agreement and subject to offset by Licensee pursuant to Section 9.4 and (b) any other amounts owed by IriSys to Licensee described in Section 9.4.

                                               CONFIDENTIAL TREATMENT REQUESTED


        9.4. THIRD PARTY INFRINGEMENT CLAIMS AGAINST PATENTS AND EXERCISE OF OTHER LICENSED IP RIGHTS.

               (a) In the event that any Third Party initiates any legal or administrative proceeding challenging the validity, scope or enforceability of all Patent(s) claiming the Products sold on the date of such a challenge in any particular country of the Territory, then the Licensee's royalty obligation in such country will be amended during such challenge period such that *** percent (***%) of Net Sales in such country will continue to be paid by Licensee to IriSys in accordance with the terms of this Agreement and the remaining applicable Patent Royalty in such country will be paid ("Escrow Payment") into a separate account under the control and custody of an independent escrow agent mutually acceptable to Licensee and IriSys. If the validity and enforceability of (i) any individual Patent claiming the Products sold in such particular country is upheld by a court or other legal or administrative tribunal from which no appeal is or can be taken, then Licensee and IriSys will instruct the escrow agent to pay the Escrow Payment plus all interest accruing to such Escrow Payment to IriSys, or (ii) all Patents claiming the Products sold in such particular country are not upheld by a court or other legal or administrative tribunal from which no appeal is or can be taken, then Licensee and IriSys will instruct the escrow agent to pay the Escrow Payment plus all interest accruing to such Escrow Payment to Licensee less the costs incurred in instructing the escrow agent concerned. In the event that the validity and enforceability of all the Patent(s) claiming the Products sold in a particular country are not upheld by such court or other legal or administrative tribunal, then Licensee will retain the license granted herein in such country but the future royalty for such country to be paid by Licensee to IriSys will be limited to the Non-Patent Royalty for the remaining term of this Agreement.

               (b) If, during the term of this Agreement, Licensee deems it necessary to seek, exercise or execute a license from any Third Party in order to avoid infringement during the exercise of the license herein granted, *** percent (***%) of any royalties or other fees paid to such Third Party under such license ("Third Party Fee") may be deducted from royalties otherwise due to IriSys under this Agreement; provided that in no event will the Patent Royalty paid to IriSys by Licensee be reduced below *** percent (***%) of what would otherwise have been paid by Licensee in the absence of such a Third Party license, and provided further that Licensee will be entitled to carry forward for the remainder of this Agreement any excess deduction to be fully credited against future Licensee royalty payments to IriSys until the full deduction of the Third Party Fee has been effected. Prior to the commencement of Licensee crediting the Third Party Fee against royalty payments made by Licensee to IriSys, Licensee will notify IriSys of its intention to seek or exercise or execute a license with a Third Party. In the event that IriSys believes that such a Third Party license is not required to avoid infringement of Third Party patents, then IriSys will so notify Licensee in writing, and the parties will promptly submit such issue thereafter to a mutually acceptable Third Party who has suitable expertise on the topic in question ("Unaffiliated Expert"), such Unaffiliated Expert to be chosen by Licensee and IriSys within ten business days after IriSys' notification. Licensee and IriSys will request resolution within thirty days after the date of such submission to such Unaffiliated Expert, and Licensee will be entitled to deduct the Third Party Fee during the period of time that the Unaffiliated Expert is making a resolution of the matter. The resolution of the Unaffiliated Expert will be binding on both Licensee and IriSys. In the event that the Unaffiliated Expert resolves that such a Third Party license is necessary to avoid infringement of Third Party patents,

                                               CONFIDENTIAL TREATMENT REQUESTED

then the costs of engaging such Unaffiliated Expert will be borne by IriSys. In the event that the Unaffiliated Expert resolves that such a Third Party license is not necessary to avoid infringement of Third Party patents, then the costs of engaging such Unaffiliated Expert will be borne by Licensee, any Third Party Fee pertaining to the Third Party license in question and credited against royalty payments made by Licensee to IriSys will be refunded in full to IriSys and no further deductions of the Third Party Fee will be made by Licensee in respect of such Third Party license.

               (c) In the event of the institution of any suit by a Third Party against IriSys, Licensee or its Affiliates, its or their permitted sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of Products anywhere in the Territory, the party sued will promptly notify the other party in writing. Licensee will have the right, but not the obligation, to defend such suit at its own expense. IriSys and Licensee will provide reasonable assistance to one another and reasonably cooperate in any such litigation at the other's request without expense to the requesting party.

               (d) The parties will keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Products, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a party may be entered into without the consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party's rights under this Agreement or the validity, scope or enforceability of the Patents.

                          ARTICLE X - RISK ALLOCATIONS

        10.1. MUTUAL LIMIT OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE), UNDER ANY WARRANTY, OR OTHERWISE, FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGE ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT AND/OR THE PRACTICE OF IRISYS' KNOW-HOW AND/OR THE PATENTS, INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, EXPENSES INVOLVING COSTS OF CAPITAL, LOSS OF PROFITS OR REVENUES OR THE LOSS OF USE THEREOF.

        10.2. MUTUAL INDEMNITY. Each party will defend, indemnify and save harmless the other party from any and all claims, loss, damage or expense by reason of any (a) accident, injuries, damages or injury to any person or property, including property of IriSys or Licensee, that may occur in connection with or related to the performance of this Agreement, and which is caused in whole or in part by the negligent act or omission of such indemnifying party or any product defect design or (b) violations of any federal, state or local laws, regulations, rules and ordinances which result or arise from the evaluation, testing, analysis, transportation, storage, disposal or any other handling or use by each such party or any subcontractor of each such party. This Section
10.2 will not include injuries or damage caused solely and directly by the negligent act or omission of the indemnified party. If injury or damage is caused by the joint negligence of IriSys and Licensee, each party will share the loss arising from such injuries or damage in proportion with its percentage amount of negligence.

                                               CONFIDENTIAL TREATMENT REQUESTED

                            ARTICLE XI - SUBLICENSES

        11.1. SUBLICENSES. Any sublicense and/or assignment of the IriSys Know-How license under Article II will include a confidentiality provision no less favorable to IriSys than that of Article V.

        11.2. SURVIVAL OF SUBLICENSES. In the event of termination of this Agreement, no subsisting sublicense granted therefore by Licensee pursuant to this Agreement will thereupon terminate, unless such effect is desired by the sublicensee, but will instead become a direct license as between IriSys and the party sublicensed. Licensee will include this survival provision in substantial form and legal effect, in any sublicense agreement between itself and any sublicensee.

                        ARTICLE XII - TAXES AND PAYMENTS

        12.1. U.S. TAXES. Licensee will pay and bear the expense of local, state and/or federal government license, sales and use, property and ad valorem taxes which may be imposed or assessed on it with respect to payments made by Licensee to IriSys under this Agreement. To the extent any such taxes are imposed by non-U.S. governments and can be taken as a credit against IriSys' U.S. federal income taxes, Licensee will receive a credit in such amount against its liability pursuant to this Agreement.

        12.2. FOREIGN TAXES AND PAYMENTS. Payments under this Agreement are to be made directly from Licensee to IriSys and will not be subject to imposition of a foreign withholding tax. If at any time conditions or legal restrictions exist which conditions or restrictions prevent the prompt remittance of the royalties due under this Agreement, or if conversion into U.S. dollars pursuant to the foregoing cannot be effectuated, the parties will cooperate fully with each other and make reasonable efforts to permit conversion and remittance; if such efforts will be unsuccessful, Licensee or its Affiliates or sublicensees will then, as long as such conditions or restrictions will exist in such country, pay the royalties in the currency of such country to such person, company or bank in said country, as will be nominated by IriSys.

                        ARTICLE XIII - KNOW-HOW TRANSFER

        13.1. TRANSFER. IriSys will make available to Licensee Know-How in its possession regarding the Process, Products or IriSys Improvements and instruct Licensee's representatives in procedures appropriate to the Process to the best of its ability upon the request of Licensee.

             ARTICLE XIV - GOVERNMENT REGISTRATIONS AND COMPLIANCE

        14.1. COMPLIANCE WITH LAWS. Licensee will comply with and be bound by the terms of duly issued regulations and laws of the U.S. restricting or otherwise affecting the use by Licensee of the Licensed IP Rights and Confidential Information originating in the U.S., whether those regulations and laws are presently in effect or may become effective at any time during the term of this Agreement.

                                               CONFIDENTIAL TREATMENT REQUESTED

        14.2. FOREIGN LICENSE REGISTRATIONS. Licensee will, from time to time, when necessary or desirable under local laws execute such documents in generally approved form, and do such lawful acts as may be required to confirm, perfect, and register at Licensee's expense the licenses granted in this Agreement. Upon termination or cancellation for any reason by either party of the licenses granted in this Agreement, Licensee hereby empowers IriSys, or whomever IriSys may appoint, to take all necessary steps to cancel any recordation of licenses granted in this Agreement and Licensee will, at IriSys' request, do all such lawful acts as may be required to cancel any such recordation.

                              ARTICLE XV - NOTICES

        15.1. NOTICES. Any notices, reports and communications under this Agreement will be in writing and sent via personal delivery or facsimile and confirmed in a document delivered by first-class mail or certified mail addressed as follows:

               If to IriSys:    IriSys Research and Development, LLC
                                6190 Cornerstone Court East, Suite 106
                                San Diego, California 92121
                                Attn:  Chief Operating Officer
                                Facsimile:  (858) 623-1525

               If to Licensee:  Avanir Pharmaceuticals
                                9393 Towne Centre Drive, Suite 200
                                San Diego, California 92121
                                Attn:  Vice President, Commercial Development
                                Facsimile:  (858) 455-8059


        Address for receipt of notice may be changed by either party by giving the other party at least 30 days prior written notice of such change.

        15.2. EFFECT. The notices specified in Section 15.1 will be effective upon the first to occur of (a) receipt of the notice via personal delivery or a complete facsimile transmission of such notice and (b) five days after the date when a notice, duly addressed to the home office of the addressed party, is deposited in the United States mails by the other party. Until written notice of a change of address has been given, the addresses given in Section 15.1 will be considered the home office of the parties.

                           ARTICLE XVI - TERMINATION

        16.1. TERM. The term of this Agreement will commence on the Effective Date and will expire on the first anniversary of the date of expiration of U.S. Patent Number 5,863,927. Upon the expiration of this Agreement, thereafter Licensee will have a fully paid up, royalty-free perpetual license to the Patents, Know-How and IriSys Improvements.

                                               CONFIDENTIAL TREATMENT REQUESTED


        16.2. TERMINATION. Upon the occurrence of any of the following events of default, after giving notice to the defaulting party and following the completion of the cure period set forth below, the non-defaulting party may terminate this Agreement, in whole or in part, without prejudice to any legal remedies available to such party:

               (a) the failure by either party to substantially perform or comply with any material provision of this Agreement (other than Licensee's failure to meet minimum sales thresholds which is addressed in Section 3.3), other than as a result of the other party's failure to substantially perform or comply with the material provisions hereof; or

               (b) the filing of a petition or application under any bankruptcy act by either party, or the filing of such a petition or application by any Third Party on behalf of either party where such petition or application is not dismissed, bonded or otherwise favorably resolved within 60 days.

Upon receipt of a notice of default, the defaulting party will have a period of 60 days in which to cure such default. If the default is not cured within such period, the non-defaulting party may terminate this Agreement in whole or in part immediately upon written notice to the other party. Waiver by the non-breaching party of its right to terminate this Agreement in whole or in part due to any particular breach of any provisions thereof will not be construed as a continuing waiver. Following termination of this Agreement in whole under
Section 16.2, Licensee will not have the right to continue to use Know-How or the IriSys Improvements and all rights to the Licensed IP Rights will revert to IriSys.

        16.3. OPTIONAL TERMINATION BY LICENSEE. Licensee may terminate this Agreement at any time, in whole or in part or with respect to all or any single country in the Territory, by (a) giving IriSys at least 60 days prior written notice to such effect and (b) making payment to IriSys of any milestone payments or royalty payments set forth in Section 3.1 or Section 3.2, that have been incurred or earned in the portion of the Territory subject to such termination as of the date of such termination. Licensee need not specify any reason for such termination. In the event of a termination by Licensee pursuant to this
Section 16.3(a), all rights to the terminated portion of the Licensed IP Rights will revert to IriSys. Licensee will take such actions as may be necessary to transfer or assign product registrations, if any, to IriSys, and Licensee will grant a license to IriSys to use Licensee's information, know-how, and data on Products in those portions of the Territory subject to such termination subject to the conditions in Section 16.3(a).

               (a) In the event of termination of the License by the Licensee, IriSys will pay a royalty to the Licensee for all out-of-pocket third-party expenses directly related to Phase II and Phase III efficacy studies, or other studies required by the Food and Drug Administration, and used to obtain a Product registration. Such royalty payments shall continue until all of Licensee's out-of-pocket third party expenses directly related to Phase II and Phase III efficacy studies, or other studies required by the Food and Drug Administration, and used to obtain a Product registration are recovered by Licensee. Licensee's expenses not eligible for recovery are those which are not directly related to the above defined out-of-pocket third-party expenses directly related to Phase II and Phase III studies used to obtain a Product registration, including but not limited to Licensee's overhead costs and personnel expenses.

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                                               CONFIDENTIAL TREATMENT REQUESTED


                    (i)      ***.

                    (ii)     ***.

                    (iii)    ***.

        16.4 SPECIAL TERMINATION. IriSys or Licensee, whoever is the aggrieved party, may also terminate this Agreement in whole or part as to any Patent, Know-How, Irisys Improvement, country or indication by written notice to the other upon the occurrence of any one of the following events: (a) the term of payments are nullified or modified by any law, governmental decree, order or regulation; (b) any of the provisions of this Agreement are declared unenforceable by any governmental authority; or (c) a court determination that one or more of the material licensed claims of the Patents are invalid.

        16.5   CONSEQUENCES OF TERMINATION.

               (b) REVERSION OF LICENSED IP RIGHTS. Upon termination of this Agreement in whole or in part as to any country in the Territory, all rights to the terminated portion of the Licensed IP Rights herein will immediately revert back to IriSys, except as described in Section 16.5(b), and Licensee will provide IriSys with all proprietary data pertaining to the subject termination within 60 days of the termination date, except as described in Section 16.3(a).

               (c) SALE OF PRODUCTS. Licensee will have a reasonable time, not to exceed 90 days after the date of termination, in which to (i) complete work in progress on the Products and to sell such Products, (ii) complete the manufacture and sale of Products for which non-cancelable commitments have been made, and (iii) dispose of any existing inventory of Products in the normal course of business.

               (d) ACCRUED OBLIGATIONS. No termination of this Agreement will affect obligations accrued prior to the date of termination, such as payment of royalties due on Products made or sold prior to such date. The rights and obligations of Articles V-VII and Section 9.4 will survive termination of this Agreement.

               (e) IRISYS BANKRUPTCY. Notwithstanding the bankruptcy of IriSys, or any other provision of this Agreement, or the impairment of performance by IriSys of its obligations under this Agreement as a result of bankruptcy of IriSys, Licensee will be entitled to retain the licenses granted in the Agreement, subject to IriSys' rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.

                           ARTICLE XVII - ARBITRATION

        17.1. ARBITRATION, VENUE AND JURISDICTION. Any controversy arising out of, or relating to, this Agreement or any modification or extension thereof, including any claim for damages or rescission, or both, will be finally settled exclusively by binding arbitration in San Diego, California (or if applicable law requires some other forum, then such other forum) in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The parties consent to the jurisdiction of the courts of the State of California, and of the United States District Court for the Southern District of California for all purposes in

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                                               CONFIDENTIAL TREATMENT REQUESTED

connection with arbitration. The parties consent that any process or notice of motion or other application to either of such courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested or by personal service in accordance with the provisions of Article 15 or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

        17.2. ARBITRATORS. Selection of the arbitrators will be in accordance with the rules specified in Section 17.1; provided, however, that in all cases an odd number of arbitrators will be chosen which shall exceed one. The language of arbitration and of any decision or award will be English. The award rendered by the arbitrators will be based upon a majority decision.

        17.3. STATUTE OF LIMITATIONS. The parties further agree that arbitration proceedings must be requested within four years after the claimed breach occurred, and that the failure to request arbitration proceedings within such period will constitute an absolute bar to the institution of any proceedings and a waiver of all claims.

        17.4. BINDING EFFECT. The parties still further agree that judgment upon the award rendered by the Arbitrator(s) will be binding on the parties and may be entered in either of the Courts specified in Section 17.1.

                          ARTICLE XVIII -MISCELLANEOUS

        18.1. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all prior discussions between the parties. There are no terms, obligations, covenants, express or implied warranties, representations, statements or conditions other than those set forth in this Agreement. No variation or modification of this Agreement or waiver of any of its terms or provisions will be valid unless in writing and signed by both parties.

        18.2. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid or unenforceable, subject to the parties right to terminate the Agreement pursuant to Section 16.4, such decision will not affect the validity or enforceability of any remaining portion, which remaining portion will remain in force and effect as if the Agreement had been executed with the invalid or unenforceable portion thereof eliminated. The parties hereby declare their intention that they would have executed the remaining portion of this Agreement without including therein any such part or portion which may, for any reason, be hereafter declared invalid or unenforceable.

        18.3. COMPLIANCE. Each party will comply with any applicable laws and regulations, including, but not limited to, applicable local, regional or national safety and environmental legislation.

        18.4. CHOICE OF LAW. This Agreement is to be construed by and interpreted in accordance with the laws of California, without regard to any conflict of law principles. All questions concerning the construction or effect of Patent applications and Patents will be decided

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                                               CONFIDENTIAL TREATMENT REQUESTED

in accordance with the laws of the country in which the particular Patent application or Patent concerned has been filed or granted, as the case may be.

        18.5. INDEPENDENT CONTRACTORS. In the performance of this Agreement, IriSys and Licensee are independent contractors. Neither party nor any of its employees or agents will be considered an employee or agent of the other party, nor will any partnership, co-venture or joint-employer relationship be created or implied by virtue of this Agreement or of its performance. The parties intend that this Agreement will not create a partnership for tax purposes.

        18.6. ASSIGNMENT. This Agreement may not be assigned by Licensee without the express written consent of IriSys, which consent will not be unreasonably withheld, except that Licensee may assign this Agreement in whole or in part to an Affiliate of Licensee without the consent of IriSys.

        18.7. WAIVERS. Waiver of any one or more defaults or breaches under this Agreement will not constitute a continuing waiver of the same or any other default or breach subsequently occurring. IriSys' waiver of its right to terminate this Agreement for any reason will not be construed as a continuing waiver. The failure of either party to insist in any one or more instances upon performance of any provisions of this Agreement will not be construed as a waiver or relinquishment of any such provision, and the obligation of the other party with respect to such future performance will continue in full force and effect.

        18.8. PUBLICITY AND PRESS RELEASES. Notwithstanding any confidentiality obligation of Licensee pursuant to this Agreement, IriSys acknowledges that Licensee is a publicly held company and, as such, is required to disclose material facts, including the execution of this Agreement and its subject matter. The text of any press releases will be mutually agreed upon by the parties prior to release to the public.

        18.9. NON-ASSERTION. IriSys agrees that it will not assert any patent rights that are now owned or later acquired against Licensee or any of Licensee's customers in any manner that is inconsistent with the rights granted under Article II.

        18.10. FORCE MAJEURE. If a Force Majeure circumstance occurs, the party so affected will be excused from the performance of the particular obligation affected during the period of the Force Majeure circumstance to the extent so hindered or prevented.

        18.11. GENERAL ASSURANCES. Each of the parties will to execute, acknowledge and deliver all such further instruments, and to do all such other acts as may be reasonably necessary or appropriate in order to carry out their duties and obligations under this Agreement.


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                                               CONFIDENTIAL TREATMENT REQUESTED


        IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


IRISYS RESEARCH & DEVELOPMENT, LLC     AVANIR PHARMACEUTICALS

By:     /s/ GINA M. STACK              By:    /s/ J. DAVID HANSEN
   --------------------------------       --------------------------------

Name:   Gina M. Stack                  Name: J. David Hansen
     ------------------------------          -----------------------------

Title:  Chief Operating Officer        Title:  Vice President Commercial
       ----------------------------            Development
                                             ------------------------------

Date:   August 01, 2000                Date:  August 01, 2000
      -----------------------------          ------------------------------


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                                               CONFIDENTIAL TREATMENT REQUESTED

                                  SCHEDULE 2.3

                           DEVELOPMENT PLAN ATTACHED


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                                               CONFIDENTIAL TREATMENT REQUESTED

                                  SCHEDULE 2.3

                                       ***



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